Exhibit 99.1

Portions of this Exhibit have been omitted and separately filed with the Securities and Exchange Commission with a request for confidential treatment. Such portions have been marked as follows: [REDACTED].

EXECUTION COPY

STOCK PURCHASE AGREEMENT

among

FactSet Research Systems Inc.,

Derivative Solutions Inc.

and

Douglas S. Wheeler

dated as of August 1, 2005

i

ii

iii

INDEX OF EXHIBITS

Exhibit A- Escrow Agreement

Exhibit B- Balance Sheet Principles

Exhibit C- Employee Retention Plan

i

INDEX OF DEFINED TERMS

Defined Term	Section
Accounting Firm	1.04(b)
Acquisition	1.01(a)
Adjusted Cash Consideration	1.04(c)
affiliate	8.05(b)
Agreement	Preamble
Ancillary Agreements	2.01
API Claim	7.02(e)
Applicable Law	2.02
Balance Sheet	3.05(a)
Balance Sheet Principles	1.04(d)
Benefit Agreements	3.16(a)
Benefit Plans	3.16(a)
Cash Consideration	1.01(a)
Cash Closing Date Amount	1.03(b)
Closing	1.02
Closing Date	1.02
Closing Date Amount	1.03(b)
Closing Working Capital	1.04(a)
Code	3.14(a)
Company	Preamble
Company Bonus Plan	5.03
Company Common Stock	3.02(a)
Company Employees	5.03
Company Intellectual Property	3.08(a)
Company Material Adverse Effect	3.01(a)
Company Stock Options	3.17(vii)
Competitive Activities	5.11(a)(i)
Confidentiality Agreement	5.01(a)
Consent	2.02
Contract	2.02
Current Assets	1.04(d)
Current Liabilities	1.04(d)
Derivative Work	3.08(p)
Environmental Claim	3.18(b)
Environmental Laws	3.18(b)
ERISA	3.16(a)
Escrow Agent	1.01(b)
Escrow Agreement	Recitals
Escrowed Cash Consideration	Recitals
Escrowed Funds	1.01(b)
Escrowed Purchaser Stock Consideration	Recitals
Financial Statements	3.05(a)

Defined Term	Section
GAAP	1.04(d)
Governmental Entity	2.02
Hazardous Materials	3.18(b)
HSR Act	2.12
Including	8.05(b)
Indemnification Losses	7.02(d)
indemnified party	7.06(a)
indemnifying party	7.06(a)
Intellectual Property	3.08(q)
Judgment	2.02
knowledge of the Company	8.05(b)
Leased Property	3.07
Liens	3.06(a)
Lockup Period	5.10(a)
Losses	7.02(a)
Material Contracts	3.09(b)
Minority Shares	Recitals
Minority Stockholder	Recitals
Minority Stock Purchase Agreements	Recitals
Notice of Disagreement	1.04(b)
Participant	3.16(a)
Permits	3.12(a)
Permitted Goods and Services	5.11(a)(i)
Permitted Liens	3.06(a)
[REDACTED]	8.05
[REDACTED]	8.05
person	8.05(b)
Post-Closing Tax Period	3.14(a)
Pre-Closing Tax Period	3.14(a)
Principal Seller	Preamble
Principal Seller Affiliates	2.06(b)
Principal Shares	Recitals
Proceeding	3.12(a)
property Taxes	7.01(b)
Purchase Price	1.01(a)
Purchaser	Preamble
Purchaser Affiliates	2.06(b)
Purchaser Bonus Plan	5.03
Purchaser Common Stock	Recitals
Purchaser Indemnities	7.01(a)
Purchaser Material Adverse Effect	4.01
Purchaser Shares	2.04(a)
Purchaser Stock Consideration	1.01(a)
Records	5.08

Defined Term	Section
Regulations	2.12
S Election	3.14(o)
Section 338(h)(10) Election	5.05(d)(7)
Section 338(h)(10) Forms	5.05(d)(4)
Securities Act	2.04(a)
Sellers	Preamble
Seller Indemnitees	5.05(d)(7)
Shares	Recitals
Statement	1.04(a)
Straddle Period	7.01(b)
subsidiary	8.05(b)
Tax	3.14(a)
Tax Adjustment	5.05(d)(6)
Tax Claim	7.06(d)
Tax Return	3.14(a)
Tax Returns	3.14(a)
Taxes	3.14(a)
Taxing Authority	3.14(a)
Third Party Claim	7.06(a)
Third Party Software	3.08(j)
Transfer	8.05
Valuation	5.05(d)(3)
Voting Company Debt	3.02(a)
WC Amount	1.04(c)
Working Capital	1.04(d)
Year-End Balance Sheets	3.05(a)

THIS STOCK PURCHASE AGREEMENT dated as of August 1, 2005 (this “Agreement”), is made and entered into by and among FactSet Research Systems Inc., a Delaware corporation (“Purchaser”), Derivative Solutions Inc., an Illinois corporation (the “Company”) and Douglas S. Wheeler (the “Principal Seller”).

RECITALS:

WHEREAS the Principal Seller is the record and beneficial owner of the number of shares of common stock, no par value per share of the Company set forth opposite his name on Annex 1 (the “Principal Shares”);

WHEREAS each selling stockholder of the Company, other than the Principal Seller, under the Minority Stock Purchase Agreement (each, a “Minority Stockholder” and, together with the Principal Seller, the “Sellers”) is the record and beneficial owner of the number of shares of common stock, no par value per share, of the Company set forth opposite such Minority Stockholder’s name on Annex 1 (the “Minority Shares” and, together with the Principal Shares, the “Shares”);

WHEREAS Purchaser desires to purchase from the Principal Seller and the Minority Stockholders, and the Principal Seller and the Minority Stockholders desire to sell to Purchaser, all the issued and outstanding Shares of the Company;

WHEREAS concurrently with the execution of this Agreement and as a condition to the willingness of Purchaser to enter into this Agreement, Purchaser and each Minority Stockholder have entered into certain agreements, each dated the date of this Agreement (collectively, the “Minority Stock Purchase Agreements”), pursuant to which, among other things, Purchaser has agreed to purchase, and the Minority Stockholders have agreed to sell, all of the Minority Shares owned by the Minority Stockholders;

WHEREAS concurrently with the execution of this Agreement and as a condition to the willingness of Purchaser to enter into this Agreement, Purchaser and the Principal Seller have entered into the Escrow Agreement, dated the date of this Agreement (the “Escrow Agreement”), pursuant to which, among other things, the Principal Seller has agreed to the escrow of a portion of the Purchase Price equal to (i) [REDACTED] in immediately available funds (the “Escrowed Cash Consideration”) and [REDACTED] shares of Purchaser Common Stock (the “Escrowed Purchaser Stock Consideration”), in each case otherwise payable to the Principal Seller to secure the indemnification obligations contained in this Agreement; and

WHEREAS concurrently with the execution of this Agreement and as a condition to the willingness of Purchaser to enter into this Agreement, each of Douglas Wheeler, Li Song and Greg Milin has executed an employment agreement with Purchaser regarding his employment following the consummation of the Acquisition.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale of Principal Shares; Closing

SECTION 1.01. Purchase and Sale of the Principal Shares. (a) On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 1.02), the Principal Seller shall sell, transfer and deliver or cause to be sold, transferred and delivered to Purchaser, and Purchaser shall purchase from the Principal Seller, the Principal Shares for an aggregate purchase price of (i) $33,921,171 in immediately available cash funds (the “Cash Consideration”) and (ii) 285,471 shares of Purchaser Common Stock (the “Purchaser Stock Consideration” and, together with the Cash Consideration, the “Purchase Price”) payable as set forth below in Section 1.03 and subject to adjustment as provided in Section 1.04. The purchase and sale of the Principal Shares is referred to in this Agreement as the “Acquisition”. Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to withhold from the Purchase Price otherwise payable pursuant to this Agreement to the Principal Seller such amounts (consisting solely of immediately available funds) as are required to be withheld with respect to the making of such payment under any applicable tax withholding requirements of the Code (as defined in Section 3.14) or under any provision of state, local or foreign tax law.

(b) Upon Closing, Purchaser shall deliver to JPMorgan Chase, N.A. (the “Escrow Agent”), in escrow to secure the indemnification obligations contained in this Agreement, an amount in cash and Purchaser Common Stock otherwise payable to the Principal Seller consisting of (i) the Escrowed Cash Consideration and (ii) the Escrowed Purchaser Stock Consideration. The Escrowed Cash Consideration, together with the Escrowed Purchaser Stock Consideration, is hereinafter referred to as the “Escrowed Funds”). The Escrowed Funds shall be held and invested pursuant to the terms and conditions of the Escrow Agreement which is being executed in the form of Exhibit A contemporaneously with the execution of this Agreement. The Escrowed Funds shall be credited towards the Purchase Price at the Closing.

SECTION 1.02. Closing Date. The closing of the Acquisition (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m. on the date hereof, or at such other place, time and date as shall be agreed between the Principal Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Transactions To Be Effected at the Closing. At the Closing:

(a) the Principal Seller shall deliver to Purchaser:

(i) a certificate representing all Principal Shares held by the Principal Seller, duly endorsed in blank or accompanied by a stock power duly endorsed in blank in proper form for transfer, with appropriate transfer tax stamps, if any, affixed;

(ii) each Minority Stock Purchase Agreement, duly executed by each Minority Stockholder;

(iii) duly signed resignations, effective immediately after the Closing, of all directors and officers of the Company;

(iv) a certificate of the Principal Seller, in form and substance satisfactory to Purchaser, certifying that the Acquisition is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act;

(v) a certificate, signed by each Minority Stockholder under penalty of perjury, stating that each Minority Stockholder is a stockholder of the company and chooses to make the Section 338(h)(10) election on IRS Form 8023; and

(vi) such other documents as Purchaser or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

(b) Purchaser shall deliver to the Principal Seller:

(i) payment, by wire transfer to a bank account designated in writing by the Principal Seller (such designation having been made at least two business days prior to the Closing Date), immediately available funds in an amount equal to (A) the difference between (I) the Cash Consideration and (II) the Escrowed Cash Consideration, plus (B) [REDACTED], such number being the product of (I) the Principal Seller’s pro rata ownership of the outstanding shares of the Company immediately prior to Closing and (II) an estimate as of the close of business on the Closing Date, prepared by the Company (and reasonably satisfactory to Purchaser) and having been delivered to Purchaser at least two business days prior to the Closing Date, of any adjustment to the Cash Consideration under Section 1.04 (the Cash Consideration plus or minus such estimate of any adjustment under Section 1.04 being hereinafter called the “Cash Closing Date Amount”); and

(ii) a certificate representing shares of Purchaser Common Stock (registered in the name of the Principal Seller) in an aggregate amount equal 233,683. The shares of Purchaser Common Stock delivered by Purchaser pursuant to this Section 1.03(b)(ii), together with the Cash Closing Date Amount, is hereinafter called the “Closing Date Amount”.

(c) Purchaser shall deliver to the Escrow Agent (i) payment, by wire transfer to a bank account designated in writing by the Escrow Agent (such designation to be made at least two business days prior to the Closing date), immediately available cash funds in an amount equal to the Escrowed Cash Consideration and (ii) a certificate representing shares of Purchaser Common Stock registered in the name of the Principal Seller and issued in an amount equal to the Escrowed Purchaser Stock Consideration.

SECTION 1.04. Purchase Price Adjustment.

(a) Within 90 days after the Closing Date, Purchaser shall prepare and deliver to the Principal Seller a statement (the “Statement”), certified by an officer of the Purchaser, setting forth Working Capital (as defined in Section 1.04(d)) as of the close of business on the Closing Date (“Closing Working Capital”).

(b) During the 30-day period following the Principal Seller’s receipt of the Statement, the Principal Seller and his independent auditors shall be permitted to review the working papers relating to the Statement. The Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless the Principal Seller gives written notice of his disagreement with the Statement (a “Notice of Disagreement”) to Purchaser prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, and include in reasonable detail the Principal Seller’s calculation of the Closing Working Capital. If a Notice of Disagreement is received by Purchaser in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Principal Seller and Purchaser on the earlier of (A) the date the Principal Seller and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below). During the 30-day period following the delivery of a Notice of Disagreement, the Principal Seller and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period Purchaser and its auditors shall have access to the working papers of the Principal Seller’s auditors prepared in connection with the Notice of Disagreement. At the end of such 30-day period, the Principal Seller and Purchaser shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration any and all matters that remain in dispute and which were properly included in the Notice of Disagreement. The Accounting Firm shall be Deloitte & Touche or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing. The Principal Seller and Purchaser shall use reasonable best efforts to cause the Accounting Firm to render a decision resolving the matters submitted to the Accounting Firm within 30 days following submission. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Except as provided in the next sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 1.04 shall be borne by Purchaser and the Principal Seller in inverse proportion as they may prevail on matters determined by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted to it. The fees and disbursements of the Principal Seller’s independent auditors incurred in connection with their review of the Statement and review and resolution of any Notice of Disagreement shall be borne by the Principal Seller, and the fees and disbursements of Purchaser’s independent auditors incurred in connection with their review of the Statement and the preparation and resolution of any Notice of Disagreement shall be borne by Purchaser.

(c) [REDACTED] Subject to the last sentence of this Section 1.04(c), if the Cash Closing Date Amount is less than the Adjusted Cash Consideration, Purchaser shall, and if the Cash Closing Date Amount is more than the Adjusted Cash Consideration, the Principal Seller shall, within 10 business days after the Statement becomes final and binding on the parties, make payment by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A. as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment. Any amounts required to be paid by the Principal Seller pursuant to this Section 1.04(c) shall be distributed to Purchaser by the Escrow Agent from the Escrowed Cash Consideration as provided in the Escrow Agreement.

(d) The term “Working Capital” means Current Assets minus Current Liabilities. The terms “Current Assets” and “Current Liabilities” mean the consolidated current assets and consolidated current liabilities, respectively, of the Company and its consolidated subsidiaries (if any), calculated in accordance with United States generally accepted accounting principles (“GAAP”), adjusted in accordance with Exhibit B (as so adjusted, the “Balance Sheet Principles”). Any determinations by the Accounting Firm, and any work or analyses performed by the Accounting Firm, in connection with its arbitration of any dispute under this Section 1.04 shall not be admissible in evidence in any suit, action or proceeding between the parties other than to the extent necessary to enforce payment obligations under Section 1.04(c). Solely for illustrative purposes, a computation, as of June 30, 2005, of the Working Capital of the Company utilizing the Balance Sheet Principles is attached hereto as Schedule 1.04(d).

(e) Following the Closing, Purchaser shall not take any action with respect to the accounting books and records of the Company on which the Statement is to be based that would obstruct or prevent the preparation of the Statement and the determination of Closing Working Capital as provided in this Section 1.04. During the period of time from and after the date of delivery of the Statement to the Principal Seller through the resolution of any adjustment to the Cash Consideration contemplated by this Section 1.04, the Company shall afford to the Principal Seller and any accountants, counsel or financial advisers retained by the Principal Seller in connection with any adjustment to the Cash Consideration contemplated by this Section 1.04 reasonable access during normal business hours to the books and records of the Company (if within the control of the Company or Purchaser) to the extent relevant to the adjustment contemplated by this Section 1.04).

(f) Any amount of increase or decrease of the Cash Consideration pursuant to Section 1.04(c) shall be deemed to represent an increase or decrease, as the case may be, to the total purchase price for all the Shares. Any such increase shall be retained by the Principal Seller and distributed by the Principal Seller to the other Sellers pro rata according to each such Seller’s percentage ownership in the Company immediately prior to the Closing.

ARTICLE II

Representations and Warranties

Relating to the Principal Seller and the Principal Shares

The Principal Seller hereby represents and warrants to Purchaser, as of the date hereof, as follows:

SECTION 2.01. Authority; Execution and Delivery; Enforceability. The Principal Seller has full power and authority to execute this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement to which he is, or is specified to be, a party (the “Ancillary Agreements”) and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The Principal Seller has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which he is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which the Principal Seller is, or is specified to be, a party will after the Closing constitute, his legal, valid and binding obligation, enforceable against the Principal Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 2.02. No Conflicts; Consents. The execution and delivery by the Principal Seller of this Agreement does not, the execution and delivery by the Principal Seller of each Ancillary Agreement to which he is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by the Principal Seller with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Principal Seller under, any provision of (i) any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement (a “Contract”) to which the Principal Seller is a party or by which any of the Principal Seller’s properties or assets is bound or (ii) any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Applicable Law”) applicable to the Principal Seller or his properties or assets. No material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Principal Seller in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby.

SECTION 2.03. The Shares. The Principal Seller has good and valid title to the Principal Shares, free and clear of all Liens. Assuming Purchaser has the requisite power and authority to be the lawful owner of the Principal Shares, upon delivery to Purchaser at the Closing of a certificate representing the Principal Shares, duly endorsed by the Principal Seller for transfer to Purchaser, and upon the Principal Seller’s receipt of the Closing Date Amount, good and valid title to the Principal Shares will pass to Purchaser, free and clear of any Liens, other than those arising from acts of Purchaser or its affiliates. Other than this Agreement, the Principal Shares are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Principal Shares. If the Principal Seller is married, and the Principal Shares constitute community property or otherwise need spousal or other approval for this Agreement or any Ancillary Agreement to be valid and binding, the execution, delivery and performance of this Agreement and the Ancillary Agreements, the consummation by the Principal Seller of the transactions contemplated hereby and thereby and the compliance by the Principal Seller of the provisions hereof and thereof have been duly authorized by the Principal Seller’s spouse, and, assuming the due authorization, execution and delivery by each of the other parties thereto, this Agreement and the Ancillary Agreements constitute legal, valid and binding obligations of the Principal Seller’s spouse, enforceable against his spouse in accordance with their terms.

SECTION 2.04. Restricted Securities. The Principal Seller understands that: (a) the shares of Purchaser Common Stock comprising the Purchaser Stock Consideration (the “Purchaser Shares”) being delivered pursuant to this Agreement are “restricted securities” under the federal securities laws of the United States inasmuch as they have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being acquired from Purchaser in a transaction exempt from registration under the Securities Act pursuant to Section 4(2) thereof;

(b) the Purchaser Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration;

(c) the Purchaser Shares will bear a legend to such effect; and

(d) Purchaser will cause its transfer agent to make a notation on its transfer books to such effect.

SECTION 2.05. Purchase Entirely For Own Account. The Principal Seller is acquiring the Purchaser Shares pursuant to this Agreement for investment only for his own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof and shall not offer to sell or otherwise dispose of any of the Purchaser Shares so acquired by the Principal Seller in violation of the registration requirements of the Securities Act or the securities laws of any other jurisdiction applicable to the Acquisition or the Principal Seller. By executing this Agreement, the Principal Seller further represents that he does not have any Contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Purchaser Shares.

SECTION 2.06. Disclosure of Information. (a) The Principal Seller has conducted his own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Purchaser.

(b) The Principal Seller acknowledges that, except as set forth in this Agreement, none of Purchaser nor any of its affiliates, employees, agents, advisors or representatives (collectively, “Purchaser Affiliates”) makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Principal Seller or any of his affiliates, employees, agents or representatives (collectively, “Principal Seller Affiliates”). The Principal Seller further agrees that, to the fullest extent permitted by law, no Purchaser Affiliate shall have any liability or responsibility whatsoever to any Principal Seller Affiliate on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to any Principal Seller Affiliate (or any omissions therefrom), other than (in the case of Purchaser) in respect of the specific representations and warranties set forth in Article IV of this Agreement.

SECTION 2.07. Investment Experience. The Principal Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Purchaser Shares. The Principal Seller is able to bear the economic risk of his investment in the Purchaser Shares for an indefinite period of time and can afford a complete loss of his investment in the Purchaser Shares.

SECTION 2.08. General Solicitation. The Principal Seller was not offered or sold the Purchaser Shares, directly or indirectly, by means of any form of general solicitation or general advertisement.

SECTION 2.09. Reliance. The Principal Seller understands and acknowledges that: (i) the Purchaser Shares are being offered and sold to him without registration under the Securities Act in a transaction that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption depends in part on, and Purchaser will rely upon the accuracy and truthfulness of, the foregoing representations and the Principal Seller hereby acknowledges and consents to such reliance.

SECTION 2.10. Brokers or Finders. The Principal Seller represents, as to himself and his affiliates, that (i) other than Marlin & Associates New York LLC, no agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and (ii) such fees and commissions of Marlin & Associates New York LLC shall be for the account of the Sellers.

SECTION 2.11. Legends. The Principal Seller understands that the certificates evidencing the Purchaser Shares shall bear one or all of the following legends:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THOSE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF THE COMPANY’S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.”

(b) Any legend required by the laws of the State of New York, or other jurisdiction.

(c) A legend setting forth the restriction on transferability provided for in Section 5.10 hereof.

The certificates representing the Purchaser Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any Applicable Law. The Principal Seller understands and agrees that certificates with the legends set forth above will be replaced with certificates without such legend, if one year has elapsed from the date the Principal Seller acquired such shares and the Principal Seller has delivered to Purchaser an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to Purchaser, to the effect that the restrictions imposed by Rule 144 no longer apply to the Principal Seller.

SECTION 2.12. HSR Act. The Principal Seller is the Ultimate Parent Entity of the Acquired Person based on the requirements and standards set forth in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the regulations promulgated by the Federal Trade Commission thereunder at 16 C.F.R. Parts 801-803 (the “Regulations”). The Principal Seller (including all entities he controls) has less than $10.7 million in Annual Net Sales and less than $10.7 million in Total Assets pursuant to the HSR Act and Regulations. Capitalized terms used in this Section 2.12 but not defined in this Agreement shall have the meanings assigned to them in the HSR Act and the Regulations.

ARTICLE III

Representations and Warranties

Relating to The Company

The Principal Seller represents and warrants to Purchaser, as of the date hereof, as follows:

SECTION 3.01. Organization and Standing; Books and Records. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Illinois. The Company does not have and, since the date of its incorporation has not had, any subsidiaries. The Company has full corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. The Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary. A list of the jurisdictions in which the Company is so qualified is set forth in Schedule 3.01.

(b) The Company has delivered to Purchaser true and complete copies of the certificate of incorporation and by-laws, each as amended to date, of the Company. The stock certificate and transfer books and the minute books of the Company (which have been delivered to Purchaser prior to the date hereof) are true and complete.

SECTION 3.02. Capital Stock of the Company. (a) The authorized capital stock of the Company consists of 50,000,000 shares of common stock, no par value per share (the “Company Common Stock”), of which 6,050,000 shares, constituting the Shares, are issued and outstanding. Except for the Shares, there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. The Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Illinois Business Corporations Act, the certificate of incorporation or by-laws of the Company or any Contract to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote (“Voting Company Debt”). There are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) except as set forth in Schedule 3.02, that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Shares or that are linked in any way to the price of the Shares or the value of the Company or any part thereof. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

(b) The Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

(c) There are no outstanding rights of any person to purchase or acquire, on a deferred basis or otherwise, shares of capital stock of the Company, and all agreements under which rights to purchase, on a deferred basis or otherwise, capital stock of the Company have been terminated, effective immediately prior to the Closing.

SECTION 3.03. Authority; Execution and Delivery; Enforceability. The Company has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by the Company of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. The Company has duly executed and delivered this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.04. No Conflicts; Consents. The execution and delivery by the Company of this Agreement do not, the execution and delivery by any Seller or the Company of each Ancillary Agreement to which he or it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance the Company with the terms hereof and thereof will not conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of (i) the certificate of incorporation, charter or by-laws of the Company, (ii) except as set forth in Schedule 3.04, any Contract or other corporate restriction to which the Company is a party or by which any of its properties or assets is bound or (iii) any Judgment or Applicable Law applicable to the Company or its properties or assets other than, in the case of clauses (ii) and (iii) above, any such items that have not had and could not reasonably be likely to have a Company Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby.

SECTION 3.05. Financial Statements. (a) Schedule 3.05 sets forth unaudited balance sheets of the Company as of December 31, 2003 and 2004 (the “Year-End Balance Sheets”) and June 30, 2005 (the “Balance Sheet”) and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2003 and 2004 and the six months ended June 30, 2005 (the Year-End Balance Sheets, the Balance Sheet and such financial statements, in each case together with the notes thereto, being herein referred to as the “Financial Statements”). The Financial Statements have been prepared in conformity with GAAP consistently applied (except in each case as described in the notes thereto) and on that basis fairly present the consolidated financial condition, and results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated.

(b) Company does not have any liabilities or obligations that have had or are reasonably likely to have a Company Material Adverse Effect except (i) as disclosed, reflected or reserved against in the Balance Sheet and the notes thereto, (ii) for items set forth in Schedule 3.05(b) and (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet and not in violation of this Agreement.

SECTION 3.06. Assets Other than Real Property Interests. (a) The Company has good and valid title to all the assets reflected on the Balance Sheet or thereafter acquired, other than those set forth in Schedule 3.06 or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practice, in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind (collectively, “Liens”), except (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty or are being contested in good faith, (ii) Liens that secure obligations that are reflected as liabilities on the Balance Sheet or the existence of which is referred to in the notes to the Balance Sheet and (iii) other imperfections of title or encumbrances, if any, that have not had and are not reasonably likely to have a Company Material Adverse Effect (the Liens described in clauses (i) and (iii) above are referred to collectively as “Permitted Liens”).

(b) This Section 3.06 does not relate to real property or interests in real property, such items being the subject of Section 3.07, or to Intellectual Property, such items being the subject of Section 3.08.

SECTION 3.07. Real Property. The Company owns no real property. Schedule 3.07 sets forth a complete list of all real property and interests in real property leased by the Company (each individually, a “Leased Property”) and identifies any material base leases and reciprocal easement or operating agreements relating thereto to which the Company is a party. The Company has good and valid title to the leasehold estates in all Leased Property, in each case free and clear of all Liens, except Permitted Liens.

SECTION 3.08. Intellectual Property. [REDACTED]

SECTION 3.09. Contracts. (a) Except as set forth in Schedule 3.09, the Company is not a party to or bound by any:

(i) employment agreement or employment contract that is not terminable at-will by the Company without any penalty and without any obligation of the Company to pay severance or any other amounts (other than accrued base salary, accrued vacation pay and legally mandated benefits);

(ii) collective bargaining agreement or other contract with any labor organization, union or association;

(iii) covenant not to compete (other than pursuant to any radius restriction contained in any lease or reciprocal easement) or other covenant restricting the development, manufacture, marketing or distribution of the products and services of the Company;

(iv) Contract (other than this Agreement) with (A) any Seller or any affiliate of any Seller (other than the Company) or (B) any current or former officer, director or employee of the Company, any Seller or any affiliate of any Seller (other than employment agreements covered by clause (i) above);

(v) license granted by the Company of any kind relating to the Company Intellectual Property or the sales, franchising, marketing or distribution thereof, except for nonexclusive licenses to end-users entered into in the ordinary course of business;

(vi) lease, sublease or similar Contract with any person (other than the Company) under which (A) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the Company is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company;

(vii) (A) continuing Contract for the future purchase of materials, supplies or equipment, (B) management, service, consulting or other similar Contract, (C) advertising agreement or arrangement or (D) any other Contract, in any such case which has an aggregate future liability to any person (other than the Company) in excess of [REDACTED] in the 12-month period immediately following the date hereof and is not terminable by the Company by notice of not more than 60 days;

(viii) Contract (including any so-called take-or-pay or keepwell agreements) under which (A) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person, including the Company (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(ix) a power of attorney (other than a power of attorney given in the ordinary course of business with respect to routine tax matters);

(x) a Contract not made in the ordinary course of business, including Contracts evidencing material indebtedness of the Company or material advances or loans by the Company, Contracts granting a Lien on any asset of the Company, Contracts providing for indemnification of any person by the Company and Contracts granting any preferential rights to purchase any asset of the Company;

(xi) to the knowledge of the Company, a confidentiality agreement;

(xii) a Contract (including a sales order) involving the obligation of the Company to deliver products or services for payment of more than [REDACTED] or extending for a term more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days’ notice), other than nonexclusive licenses to end-users entered into in the ordinary course of business;

(xiii) a currency exchange, interest rate exchange, commodity exchange or similar Contract; or

(xiv) a Contract for any joint venture, partnership or similar arrangement, including any arrangements for collaborative development of Intellectual Property.

(b) Except as set forth in Schedule 3.09, all Contracts required to be listed in Schedule 3.09 (the “Material Contracts”) are valid, binding and in full force and effect and are enforceable by the Company in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth in Schedule 3.09, the Company has performed all obligations required to be performed by it to date under the Material Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and to the knowledge of the Company, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder. Neither the Principal Seller nor the Company has, except as disclosed in the applicable Schedule, received any notice of the intention of any party to terminate any Material Contract, except where such intention, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of all Material Contracts, together with all modifications and amendments thereto, have been delivered to Purchaser.

(c) Schedule 3.09 sets forth each Material Contract with respect to which the Consent of the other party or parties must be obtained by virtue of the execution and delivery of this Agreement or the consummation of the Acquisition to avoid the invalidity of the transfer of such Contract, the termination thereof, a breach, violation or default thereunder or any other change or modification to the terms thereof.

SECTION 3.10. Personal Property. Schedule 3.10 sets forth a brief description of each item of tangible personal property of the Company with a market value as of the date of this Agreement in excess of [REDACTED]. To the knowledge of the Company, each such item of tangible personal property is in good working order, is free from any material defect and has been well maintained. No repairs, replacements or regularly scheduled maintenance relating to any such item has been deferred.

SECTION 3.11. Receivables. All the accounts receivable of the Company (a) represent actual indebtedness incurred by the applicable account debtors and (b) have arisen from bona fide transactions in the ordinary course of the business of the Company. Since the date of the Balance Sheet, there have not been any write-offs as uncollectible of any customer accounts receivable of the Company, except for write-offs in the ordinary course of the business of the Company and consistent with past practice.

SECTION 3.12. Permits. (a) Schedule 3.12 sets forth all certificates, licenses, permits, authorizations and approvals (including all government franchises, licenses, permits, authorizations and approvals) (together, “Permits”) issued or granted to the Company. Except as set forth in Schedule 3.12, (i) all such Permits are validly held by the Company, and the Company has complied in all material respects with all terms and conditions thereof, (ii) during the past five years, neither the Principal Seller nor the Company has received notice of any suit, action or proceeding (a “Proceeding”) relating to the revocation or modification of any such Permits.

(b) The Company possesses all Permits to own or hold under lease and operate its assets and to conduct the business of the Company as currently conducted other than such Permits the lack of which has not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.13. Insurance. The insurance policies maintained with respect to the Company and its assets and properties are set forth in Schedule 3.13. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. To the knowledge of the Company, the activities and operations of the Company have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

SECTION 3.14. Taxes. (a) For purposes of this Agreement:

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Post-Closing Tax Period” shall mean any taxable period (or portion thereof) that begins on or after the Closing Date.

“Pre-Closing Tax Period” shall mean all taxable periods (or portions thereof) ending on or before the Closing Date.

“Tax” or “Taxes” shall mean all Federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes, and including all interest, penalties and additions imposed with respect to such amounts, and all amounts payable pursuant to any agreement or arrangement with respect to Taxes.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

“Tax Return” or “Tax Returns” shall mean all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

(b) Except as set forth in Schedule 3.14, (i) the Company, and any affiliated group, within the meaning of Section 1504 of the Code, of which the Company is or has been a member, has filed or caused to be filed in a timely manner (within any applicable extension periods) all material Tax Returns required to be filed by the Code or by applicable state, local or foreign tax laws, (ii) all material Taxes with respect to taxable periods covered by such Tax Returns, and all other Taxes for which the Company is or might otherwise be liable have been timely paid in full or will be timely paid in full by the due date thereof and the most recent unaudited financial statements for the Company reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements (excluding any Taxes attributable to a Section 338(h)(10) Election), and (iii) there are no material liens for Taxes with respect to any of the assets or properties of the Company.

(c) No Tax Return of the Company has ever been examined by the Internal Revenue Service. No material Tax Return of the Company or any affiliated group of which the Company is or has ever been a member is under audit or examination by any Taxing Authority, and no written or unwritten notice of such an audit or examination has been received by the Company.

(d) Each material deficiency resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid. No material issues relating to Taxes were raised by the relevant Taxing Authority in any completed audit or examination that can reasonable be expected to recur in a later taxable period. The relevant statute of limitations is closed with respect to the Federal, foreign and material state and local Tax Returns of the Company and any affiliated group of which the Company has ever been a part for all years through 2001. The Company has made available to Purchaser documents setting forth the dates of the most recent audits or examinations of the Company or any affiliated group of which the Company has ever been a member by any Taxing Authority in respect of Federal, foreign and material state and local Taxes for all taxable periods for which the statute of limitations has not yet expired.

(e) The Company is not a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(f) Except as set forth in Schedule 3.14, (i) no property of the Company is “tax exempt use property” within the meaning of Section 168(h) of the Code and (ii) none of the assets of the Company is subject to a lease under Section 7701(h) of the Code or under any predecessor section thereof.

(g) Except as set forth in Schedule 3.14, (i) there are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any material Tax returns required to be filed with respect to the Company, (ii) neither the Company nor any affiliated group, within the meaning of Section 1504 of the Code, of which the Company is or has been a member, has requested any extension of time within which to file any material Tax return, which return has not yet been filed, and (iii) no power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of the Company.

(h) The Company has complied in all respects with all Applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and has, within the time and in the manner prescribed by Applicable Law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under Applicable Laws.

(i) The Company has delivered to Purchaser for inspection (i) complete and correct copies of all material Tax Returns of the Company and any affiliated groups of which the Company is or has ever been a part (but, in the case of any such affiliated group, only the portions of such Tax Returns relating to the Company) relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed to by or on behalf of the Company, or, to the extent related to the income, business, assets, operations, activities or status of the Company, submitted by, received by or agreed to by or on behalf of any affiliated group of which the Company is or has ever been a part, and relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

(j) Schedule 3.14 sets forth each state, county, local, municipal or foreign jurisdiction in which the Company files, is required to file or has been required to file a Tax Return relating to state and local income, franchise, license, excise, net worth, property or sales and use taxes or is or has been liable for any Taxes on a “nexus” basis at any time for taxable periods ending after 2001.

(k) The Company is not a real property holding company within the meaning of Section 897 of the Code.

(l) None of Sellers is a “foreign person” within the meaning of Section 1445 of the Code.

(m) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(n) The Company has and has had at all times since January 1, 1996 a valid election in effect under Section 1362 of the Code and the comparable provision under Illinois law for all taxable years through and including the Closing Date (the “S Election”) and such S Election has never been terminated or revoked; (ii) the Company does not have any subsidiaries that are not “qualified subchapter S subsidiaries” within the meaning of Section 1361(b)(3)(B) of the Code and each such subsidiary, if any, has been a qualified subchapter S subsidiary at all times since the date of incorporation up to and including the Closing Date; (iii) neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past 10 years, acquired assets from another corporation in a transaction in which the Company’s tax basis was determined, in whole or in part, by reference to the tax basis of the acquired assets in the hands of the transferor; and (iii) the S Election is respected under the income Tax laws of Illinois.

SECTION 3.15. Proceedings. Schedule 3.15 sets forth a list of each pending or, to the knowledge of the Company, threatened Proceeding or claim with respect to which any Seller or the Company has been contacted in writing by counsel for the plaintiff or claimant or against or affecting the Company or any of its assets. Except as set forth in Schedule 3.15, none of the Proceedings or claims listed in Schedule 3.15 as to which there is at least a reasonable possibility of adverse determination would have, if so determined, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, except as set forth in Schedule 3.15, the Company is not a party or subject to or in default under any Judgment. Except as set forth in Schedule 3.15, there is not any Proceeding or claim by the Company pending, or which the Company intends to initiate, against any other person. Except as set forth in Schedule 3.15, to the knowledge of the Company, there is no pending or threatened investigation of or affecting the Company.

SECTION 3.16. Benefit Plans. (a) Schedule 3.16 contains a true and complete list of each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, arrangement or policy (written or oral and whether or not terminable at any time without liability to any of Sellers, the Company or Purchaser) relating to stock options, stock purchases, phantom stock, stock bonuses, restricted stock, compensation, deferred compensation, severance, fringe benefits, perquisites or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company for the benefit of any present or former officers, employees, directors or independent contractors of the Company (each of the foregoing individuals, a “Participant”, and all of the foregoing arrangements under this clause (i) that are in effect as of the date hereof or with respect to which the Company or Purchaser has or could have any future obligation or liability being herein called “Benefit Plans”) and (ii) (A) each employment, deferred compensation, severance, termination, change in control, employee benefit, loan, indemnification, retention, stock repurchase, stock option, consulting or similar agreement, commitment or obligation between the Company, on the one hand, and any Participant, on the other hand, (B) each agreement between the Company, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement and (C) any trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Participant (all the foregoing arrangements under this clause (ii) being herein called “Benefit Agreements”). The Company has delivered to Purchaser true, complete and correct copies of each Benefit Plan and Benefit Agreement or, in the case of any unwritten arrangement, a written summary thereof that is complete and correct in all material respects.

(b) Except as provided in Schedule 3.16, (i) no Benefit Plan or Benefit Agreement (A) is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), (B) provides for defined benefit pension benefits or nonqualified deferred compensation benefits, (C) provides any health and life insurance benefits following termination of service or employment (other than on a self-pay basis or as required under Section 4980B(f) of the Code) or (D) covers any Participant who resides or works outside the United States and (ii) no Participant (A) has received any loan from the Company that has an outstanding balance, (B) has received or could reasonably be expected to receive any payment or benefit from the Company that would not be deductible by the Company pursuant to Section 280G of the Code or (C) is, or at any time will become, entitled to any payment, benefit or right (or any increased or accelerated payment, benefit or right), as a result of (1) such Participant’s termination of employment with, or services to, the Company or (2) the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(c) Each Benefit Plan has been administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable requirements of all Applicable Laws and all applicable collective bargaining agreements. All Benefit Plans intended to be tax-qualified have been the subject of determination letters from the Internal Revenue Service with respect to all Applicable Law changes with respect to which the Internal Revenue Service is currently willing to provide a determination letter to the effect that such Benefit Plans are qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no determination letter has been revoked (nor, as of the date hereof, has revocation been threatened) and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Benefit Plan that is reasonably likely to adversely affect the qualification of such Benefit Plan. All material reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed and, to the knowledge of the Company, all reports, returns and similar documents actually filed or distributed were true, complete and correct in all material respects. There are no investigations by any Governmental Entity, termination proceedings or other claims (except for routine claims for benefits payable under the Benefit Plans) or Proceedings against or involving any Benefit Plan or Benefit Agreement or asserting any rights to or claims for benefits under any Benefit Plan or Benefit Agreement that could give rise to any material liability to the Company, and, to the knowledge of the Company, there are not any facts or circumstances that could give rise to any liability in the event of any such investigation, claim or Proceeding. Except as set forth in Schedule 3.16, the Company has not incurred and could not reasonably be expected to incur any material unfunded liabilities in relation to any Benefit Plan or any Participant (other than liabilities relating to claims for welfare benefits in the ordinary course), and all payments, benefits, contributions and premiums relating to each Benefit Plan have been timely paid or made in accordance with the terms of such Benefit Plan and all Applicable Laws.

SECTION 3.17. Absence of Changes or Events. Except as set forth in Schedule 3.17, since June 30, 2005, there has not been any material adverse change in the business, assets, condition (financial or otherwise) or results of operations of the Company. Except as set forth in Schedule 3.17, since June 30, 2005, the business of the Company has been conducted in the ordinary course and in substantially the same manner as previously conducted. Except as set forth in Schedule 3.17, since June 30, 2005, the Company has not, except as expressly permitted or required by this Agreement, taken any of the following actions:

(i) amended its Certificate of Incorporation or By-laws;

(ii) declared or paid any dividend or made any other distribution to its stockholders, whether or not upon or in respect of any shares of its capital stock;

(iii) redeemed or otherwise acquired any shares of its capital stock or issued any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

(iv) (A) granted any increase in the compensation or benefits of any Participant, (B) paid any bonus to any Participant, (C) paid to any Participant any benefit not provided for under any Contract, Benefit Plan or Benefit Agreement other than the payment of cash compensation in the ordinary course of business consistent with past practice, (D) granted any increase in severance, termination, change in control or similar compensation or benefits to any Participant, (E) adopted, entered into, amended or modified or agreed to amend or modify (or announced an intention to adopt, enter into, amend or modify) or terminated any Benefit Agreement or Benefit Plan (F) granted any awards under any Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Contract, Benefit Plan or Benefit Agreement or awards made thereunder), (G) entered into any trust or insurance Contract or other agreement or taken any other action to fund or otherwise secure the payment of any compensation or benefit under any Contract, Benefit Plan or Benefit Agreement or (H) taken any action to accelerate the vesting or payment of any compensation or benefit under any Contract, Benefit Plan or Benefit Agreement;

(v) incurred or assumed any liabilities, obligations or indebtedness for borrowed money or guaranteed any such liabilities, obligations or indebtedness, other than in the ordinary course of business and consistent with past practice; provided, however, that in no event shall the Company have incurred or assumed any long-term indebtedness for borrowed money;

(vi) canceled any material indebtedness (individually or in the aggregate) or waived any claims or rights of substantial value;

(vii) paid, loaned or advanced any amount to, or sold, transferred or leased any of its assets to, or entered into any agreement or arrangement with, Sellers, any employee of the Company, or any of their affiliates, other than in connection with the exercise of options to purchase shares of the Company’s Common Stock (the “Company Stock Options”);

(viii) made any change in any method of accounting or accounting practice or policy other than those required by GAAP;

(ix) acquired by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquired any assets (other than inventory) that are material;

(x) made or incurred any capital expenditure that, individually, is in excess of [REDACTED] or made or incurred any such expenditures which, in the aggregate, are in excess of [REDACTED];

(xi) sold, leased, licensed or otherwise disposed of any of its assets other than in the ordinary course of business;

(xii) entered into any lease of real property, except any renewals of existing leases in the ordinary course of business and consistent with past practice; or

(xiii) authorized any of, or committed or agreed to take, whether in writing or otherwise, to do any of, the foregoing actions.

SECTION 3.18. Compliance with Applicable Laws. (a) The Company is in compliance in all material respects with all Applicable Laws, including those relating to occupational health and safety or the environment. Except as set forth in Schedule 3.18, neither the Principal Seller nor the Company has received any written or oral communication notice during the past five years from any person that alleges that the Company is not in compliance with any Applicable Law. To the knowledge of the Company, the current use by the Company of the offices and other facilities located on the Leased Properties does not violate any local zoning or similar land use or government regulations in any material respect. This Section 3.18(a) does not relate to matters with respect to Taxes, which are the subject of Section 3.14, or to environmental matters, which are the subject of Section 3.18(b).

(b) Except as set forth in Schedule 3.18(b): (i) the Company is and has been in compliance with all applicable Environmental Laws and possesses and is in compliance with all Permits required under any applicable Environmental Law for the conduct of its business; (ii) neither the Principal Seller nor the Company has received any written communication, which has not been fully and finally resolved, that alleges that the Company is in violation of, or subject to liability under, any Environmental Law; (iii) there is no action, suit, demand, notice of noncompliance, notice of violation, investigation, information request, proceeding or claim arising under Environmental Law (“Environmental Claim”) that is pending or, to the knowledge of the Company, threatened against the Company; and (iv) the Company has not released, generated, treated, stored, disposed of or transported any Hazardous Materials, or arranged for any such activities, in a manner that is reasonably likely to result in any remedial or investigative action on the part of the Company or form the basis of an Environmental Claim against the Company. The term “Environmental Laws” means any and all Applicable Laws, Judgments and Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of human health or the environment. The term “Hazardous Materials” means (1) petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls; and (2) any other chemical, material, substance or waste that is regulated pursuant to any Environmental Law.

SECTION 3.19. Employee and Labor Matters. Except as set forth in Schedule 3.19, to the knowledge of the Company, there are no pending labor strikes, work stoppages, lockouts, pickets or work slow-downs against the Company, and no union organizational campaign is in progress with respect to the employees of the Company and no question concerning representation of such employees exists.

(a) Schedule 3.19 sets forth the name of each employee, officer and consultant of the Company as of June 30, 2005, together with the current job title or relationship to the Company, the current annual compensation (including bonus) for each such person, including a description of applicable bonus or benefit plans applicable to such persons, vacation accrued and service credited for purposes of vesting and eligibility to participate under the Benefit Plans.

(b) To the knowledge of the Company, no employee of the Company is a party to or bound by any Contract, or subject to any Judgment that has had or could reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no activity of any employee of the Company as or while an employee of the Company has caused a violation of any employment contract, confidentiality agreement, patent disclosure agreement or other Contract to which such employee was a party where such violation has resulted in, or could reasonably be expected to result in a Company Material Adverse Effect. To the knowledge of the Company, neither the execution and delivery of this Agreement nor the consummation of the Acquisition will conflict with or result in a material breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any such employee is now obligated.

SECTION 3.20. Transactions with Affiliates. Except as set forth in Schedule 3.20, none of the Contracts set forth in Schedule 3.09 between the Company, on the one hand, and any Seller or other employee of the Company or any of their affiliates, on the other hand, will continue in effect subsequent to the Closing. Except as set forth in Schedule 3.20, after the Closing none of the affiliates of any Seller will have any material interest in any property (real or personal, tangible or intangible) or Contract of the Company or used in or pertaining to its business.

SECTION 3.21. Effect of Transaction. Except as set forth in Schedule 3.21, no creditor, employee, client, customer or other person having a material business relationship with the Company has changed, or informed the Principal Seller or the Company that such person intends to change, such relationship because of the purchase and sale of the Shares or the consummation of any other transaction contemplated hereby.

SECTION 3.22. Accounts; Safe Deposit Boxes; Powers of Attorney; Officers and Directors. Schedule 3.22 sets forth (i) a true and correct list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and those persons authorized to sign thereon and (ii) a true and correct list of all officers and directors of the Company.

SECTION 3.23. Corporate Name. Except as set forth in Schedule 3.23, to the knowledge of the Company, the Company (i) has the exclusive right to use its name as the name of a corporation in any jurisdiction in which the Company does business and (ii) has not received any notice of conflict during the past five years with respect to the rights of others regarding the corporate name of the Company. Except as set forth in Schedule 3.23, to the knowledge of the Company, no person is presently authorized by any Seller or the Company to use the name of the Company. The Company has previously delivered to Purchaser copies of any documents in the possession of the Principal Seller and the Company granting any authorizations of the type referred to in the previous sentence.

SECTION 3.24. Suppliers. Except for the suppliers named in Schedule 3.24, the Company has no supplier from whom it purchased more than [REDACTED] of the total amount of goods and services which it purchased during its most recent full fiscal year. Except as set forth in Schedule 3.24, since June 30, 2005, there has not been (i) any material adverse change in the business relationship of the Company with any supplier of merchandise named in Schedule 3.24 or (ii) any change in any material term (including credit terms) of the supply agreements or related arrangements with any such supplier.

SECTION 3.25. Customers. Except for the customers named in Schedule 3.25, the Company has no customer to whom it made more than [REDACTED] of its total sales during its most recent full fiscal year. Except as set forth in Schedule 3.25, since June 30, 2005, there has not been (i) any material adverse change in the business relationship of the Company with any customer named in Schedule 3.25 or (ii) any change in any material term (including credit terms) of the sales agreements or related agreements with any such customer. Except as set forth in Schedule 3.25, during the past six months, the Company has not received any written or oral customer communications notifying the Company of such customer’s intent to terminate its license agreement with the Company. Except as set forth in Schedule 3.25, the Company has not exported any goods or services outside the United States.

SECTION 3.26. Private Offering. None of Sellers, the Company, their affiliates and their representatives has issued, sold or offered any security of the Company to any person under circumstances that would cause the sale of the Shares, as contemplated by this Agreement and the Minority Stock Purchase Agreements, to be subject to the registration requirements of the Securities Act. Assuming the representations of Purchaser contained in Section 4.05 are true and correct, the sale and delivery of the Shares hereunder are exempt from the registration and prospectus delivery requirements of the Securities Act.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to the Principal Seller, as of the date hereof, as follows:

SECTION 4.01. Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement and the Ancillary Agreements or on the ability of Purchaser to consummate the Acquisition and the other transactions contemplated hereby (a “Purchaser Material Adverse Effect”).

SECTION 4.02. Authority; Execution and Delivery; and Enforceability. Purchaser has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Purchaser has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.03. No Conflicts; Consents. The execution and delivery by Purchaser of this Agreement do not, the execution and delivery by Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Purchaser with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its subsidiaries under, any provision of (i) the certificate of incorporation or by-laws of Purchaser or any of its subsidiaries, (ii) any Contract to which Purchaser or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Purchaser or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Purchaser Material Adverse Effect. No Consent of or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby.

SECTION 4.04. Litigation. There are not any (a) outstanding Judgments against Purchaser or any of its subsidiaries, (b) Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries or (c) investigations by any Governmental Entity that are, to the knowledge of Purchaser, pending or threatened against Purchaser or any of its subsidiaries that, in any case, individually or in the aggregate, have had or could reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 4.05. Securities Act. The Shares purchased by Purchaser pursuant to this Agreement and the Minority Stock Purchase Agreements are being acquired for investment only and not with a view to any public distribution thereof, and Purchaser shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

SECTION 4.06. Brokers or Finders. Purchaser represents, as to itself and its affiliates, that (i) other than Marlin & Associates New York LLC, no agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and (ii) such fees and commissions of Marlin & Associates New York LLC shall be for the account of Sellers.

ARTICLE V

Covenants

SECTION 5.01. Confidentiality. (a) Purchaser acknowledges that the information provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement between Purchaser and the Company (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement is hereby terminated.

(b) The Principal Seller shall keep confidential all information relating to the Company, except as required by law or administrative process and except for information that is available to the public on the date hereof, or thereafter becomes available to the public other than as a result of a breach of this Section 5.01(b). The covenant set forth in this Section 5.01(b) shall terminate three years after the date hereof.

(c) The Principal Seller hereby assigns, effective at the Closing, to Purchaser the Principal Seller’s rights under all confidentiality agreements entered into by him with any person in connection with the proposed sale of the Company to the extent such rights relate to the Company. Copies of such confidentiality agreements shall be provided to Purchaser on the Closing Date.

SECTION 5.02. Expenses; Transfer Taxes. (a) All costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, including all costs and expenses incurred pursuant to Section 1.04.

(b) All transfer, recording or similar Taxes applicable to the transfer of the Principal Shares (other than any such Taxes attributable to a Section 338(h)(10) Election, for which Purchaser shall be solely responsible) shall be paid by the Principal Seller. Each party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

SECTION 5.03. Employee Matters. Purchaser shall implement and fully comply with the Employee Retention Plan attached hereto as Exhibit C with respect to the employees of the Company who are employed by Purchaser or its subsidiaries from and after the Closing (the “Company Employees”) in accordance with its terms. [REDACTED].

SECTION 5.04. Benefit Plan Matters. As of the date hereof, each Company Employee employed in the United States will be eligible to participate in those employee benefit plans designated by Purchaser, in accordance with such plans’ terms, as in effect from time to time. [REDACTED].

SECTION 5.05. Tax Matters. (a) Return Filings. For any taxable period of the Company that includes (but does not end on) the Closing Date, Purchaser shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed and shall pay all Taxes due with respect to such Tax Returns; provided, however, that Purchaser shall furnish the Principal Seller with a completed copy of any such Tax Returns for Principal Seller’s review, comment and approval, such approval not to be unreasonably withheld; and provided further, that the Principal Seller shall reimburse Purchaser (in accordance with Sections 7.01 and 7.06(d)) for any amount owed by the Principal Seller pursuant to Sections 7.01 and 7.06(d) with respect to the taxable periods covered by such Tax Returns (it being understood that the Principal Seller’s reimbursement obligation shall not include (x) any amount attributable to Taxes taken into account as a Current Liability in determining Working Capital or (y) any amount for which Purchaser has an indemnification obligation under Section 5.05(d)(7)). For any taxable period of the Company that ends on or before the Closing Date, the Principal Seller shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed, and shall pay all Taxes due with respect to such Tax Returns (such payment to be made, to the extent applicable, using funds advanced to Principal Seller as part of the Tax Adjustment, as a deposit against Purchaser’s assumption of liability with respect to certain Taxes, as provided in Sections 5.05(d)(6) and (7)); provided, however, that the Principal Seller shall furnish Purchaser with a completed copy of any such Tax Returns for Purchaser’s review, comment and approval, such approval not to be unreasonably withheld. Any Tax Return described in the preceding two sentences, to the extent otherwise required by law, shall be prepared on a basis consistent with the past practices of the Company. All Tax Returns for the period including the Closing Date shall be filed on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Taxing Authority will not accept a Tax Return.

(b) Cooperation. The Principal Seller, the Company and Purchaser shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. The Principal Seller and his affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Purchaser and the Company shall, (i) use their best efforts to properly retain and maintain such records until such time as the Principal Seller agrees that such retention and maintenance is no longer necessary, and (ii) to allow the Principal Seller and his agents and representatives (and agents or representatives of any of his affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as the Principal Seller may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the Principal Seller’s expense.

(c) Tax Sharing Agreements. The Principal Seller shall cause the provisions of any Tax sharing agreement between any Seller or any of its affiliates (other than the Company), on the one hand, and the Company, on the other hand, to be terminated on or before the Closing Date. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreement.

(d) Section 338(h)(10) Election. (1) With respect to the sale of the Shares and subject to the satisfaction of the conditions set forth in subparagraph (b) of this Section 5.05(d), the Principal Seller and Purchaser shall jointly make a Section 338(h)(10) Election, together with the Minority Stockholders, in accordance with applicable laws and under any comparable provision of state, local or foreign law for which a separate election is permissible and as set forth herein. Purchaser and the Principal Seller shall take all necessary steps, together with the Minority Stockholders, to properly make a Section 338(h)(10) Election in accordance with applicable laws and under any comparable provision of state, local or foreign law for which a separate election is permissible. Purchaser and the Principal Seller agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of such an election, including the exchange of information and the joint preparation and filing of Form 8023 and related schedules. Purchaser and the Principal Seller agree to report the transfers under this Agreement consistent with such elections and shall take no position contrary thereto unless required to do so by applicable tax law pursuant to a determination as defined in Section 1313(a) of the Code.

(2) Purchaser shall be responsible for the preparation and filing of all Section 338 Forms in accordance with applicable tax laws and the terms of this Agreement and shall deliver such Section 338 Forms to the Principal Seller at least 70 days prior to the date such Section 338 Forms are required to be filed. The Principal Seller shall execute and deliver to Purchaser such documents or forms (including executed Section 338 Forms) as are requested and are required by any laws in order to properly complete the Section 338 Forms at least 50 days prior to the date such Section 338 Forms are required to be filed or, if later, upon satisfaction of the conditions set forth in subparagraph (6) of this Section 5.05(d). The Principal Seller shall provide Purchaser with such information as Purchaser reasonably requests in order to prepare the Section 338 Forms by the later of 20 days after Purchaser’s request for such information or 30 days prior to the date on which Purchaser is required to deliver such forms to Sellers.

(3) The Purchase Price, liabilities of the Company and any subsidiary and other relevant items shall be allocated in accordance with Section 338(b)(5) of the Code and the Treasury Regulations thereunder. Purchaser shall in the first instance determine the fair market value of the assets of the Company and any subsidiary (the “Valuation”). The Valuation proposed by Purchaser shall be delivered to the Principal Seller no later than the date on which the Section 338 Forms provided for in subparagraph (2) of this Section 5.05(d) are delivered by Purchaser to the Principal Seller and shall be binding on Purchaser and Sellers unless the Principal Seller shall, within 20 days of delivery to Sellers of the Valuation, conclude in good faith that the Valuation is unreasonable and so notify Purchaser in writing. Purchaser shall be under no obligation to have such Valuation prepared by an independent appraiser. All values contained in the Valuation shall be used by each party in preparing the forms referred to in Section 5.05(d)(2) above and all other relevant Tax Returns.

(4) “Section 338 Forms” means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local Tax authority in connection with a Section 338(h)(10) Election. Section 338 Forms shall include, without limitation, any “statement of section 338 election” and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treas. Regs. Section 1.338-1 or Treas. Regs. Section 1.338(h)(10)-1 or any successor provisions.

(5) Notwithstanding any other provision of this Agreement to the contrary, the Principal Seller and Purchaser agree that any income and gain recognized as a result of, and in accordance with, the making of the Section 338(h)(10) Election will be included in the separate federal and Illinois income tax returns of the Principal Seller and the Minority Stockholders, to the extent required by law, and in the tax returns of the Company, to the extent required by law.

(6) As a condition precedent to the Principal Seller making the 338(h)(10) Election, Purchaser shall pay to the Principal Seller, in cash, the amount of additional consideration that is calculated pursuant to this subparagraph (6) to be necessary to cause each Seller’s after-Tax net proceeds from the sale of the Shares with the Section 338(h)(10) Election to be equal to the after-Tax net proceeds that such Seller would have received had the Section 338(h)(10) Election not been made, taking into account all appropriate city, state, federal and local Tax implications (the “Tax Adjustment”). For the avoidance of doubt, the Tax Adjustment shall take into account any increase in the amount of ordinary income, as opposed to capital gain, recognized by the Sellers, any reductions in ordinary deductions available for use by each Seller against such Seller’s other taxable income, the imposition of Illinois taxes on the Company as a result of a Section 338(h)(10) Election [REDACTED]. For the avoidance of doubt, in calculating the Tax Adjustment, any Tax liability to the Sellers that arises from the payment of the Tax Adjustment shall be taken into account, and the Tax Adjustment accordingly will be calculated on a grossed-up basis. The amount of the Tax Adjustment shall be paid to the Principal Seller on behalf of himself and each Minority Stockholder, as additional Purchase Price (to the extent reflecting Tax liabilities of the Sellers) and as an advance reflecting Purchaser’s obligation to pay Company Taxes pursuant to the second sentence of Section 5.05(a) (to the extent reflecting Company Taxes) before the Principal Seller shall be required to execute and deliver to Purchaser, for filing, Form 8023 to make the Section 338(h)(10) Election (and any similar form that may be required for Illinois tax purposes). The Principal Seller shall provide Purchaser with a schedule computing the amount of the Tax Adjustment within twenty days after the parties have agreed to the Valuation. In making such calculations, the highest applicable federal, state and local tax rates to which each Seller or the Company, respectively, is subject shall be used and any other items of income, deduction, gain, loss, or credits of each Seller or the Company, respectively, shall be ignored. The calculation of the Tax Adjustment, as delivered to Purchaser by the Principal Seller, shall be binding on the Purchaser and the Principal Seller unless the Purchaser shall, within 20 days of delivery to Purchaser of the calculation of the Tax Adjustment (or, if sooner, prior to the payment by the Purchaser of the Tax Adjustment shown thereon as due), conclude in good faith that the calculation is unreasonable and so notify the Principal Seller in writing.

(7) [REDACTED].

(8) “Section 338(h)(10) Election” means an election described in Section 338(h)(10) of the Code with respect to Purchaser’s acquisition of Shares pursuant to this Agreement. Section 338(h)(10) Election shall include any corresponding election under state or local law pursuant to which a separate election is permissible with respect to Purchaser’s acquisition of Shares pursuant to this Agreement.

(e) Prior Period Returns. (1) The Principal Seller shall be responsible for filing any amended consolidated, combined or unitary Tax Returns for taxable years ending on or prior to the date hereof which are required as a result of examination adjustments made by the Internal Revenue Service or by the applicable state, local or foreign taxing authorities for such taxable years as finally determined. For those jurisdictions in which separate Tax Returns are filed by the Company, any required amended returns resulting from such examination adjustments, as finally determined, shall be prepared by the Principal Seller and furnished to the Company, as the case may be, for approval (which approval shall not be unreasonably withheld), signature and filing at least 15 days prior to the due date for filing such Tax Returns.

(2) The Principal Seller may after Closing file amended Income Tax Returns for taxable periods of the Company ending on or before the Closing Date, and shall be entitled to any refund paid to the Company in respect of such amended Income Tax Returns. The Principal Seller shall furnish the Company with a completed copy of such amended Tax Returns for review, comment and signature by the Company and no such amended Income Tax Returns shall be filed with any Taxing Authority without the Company’s prior written consent, such consent not to be unreasonably withheld.

(3) Purchaser shall not amend any Tax Return of the Company for any Tax period ending on or before the Closing Date, or take any action with respect to a Tax Return of the Company or Taxes of the Company for any Tax period ending on or before the Closing Date, without the written consent in his sole discretion of the Principal Seller.

(f) Closing Date. On the date hereof, Purchaser shall cause the Company to conduct its business in the ordinary course in substantially the same manner as presently conducted and on the date hereof shall not permit the Company to effect any extraordinary transactions (other than any such transactions expressly required by applicable law or by this Agreement) that could result in Tax liability to the Company in excess of Tax liability associated with the conduct of its business in the ordinary course.

SECTION 5.06. Post-Closing Cooperation. (a) The Principal Seller and Purchaser shall cooperate with each other, and shall cause their affiliates and their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of 180 days after the Closing to ensure the orderly transition of the Company from Sellers to Purchaser and to minimize any disruption to the Company and the other respective businesses of Sellers and Purchaser that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, the Principal Seller and Purchaser shall furnish or cause to be furnished to each other and their affiliates and their respective employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Company (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting matters.

(b) Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.06. Neither party shall be required by this Section 5.06 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Purchaser, those of the Company).

SECTION 5.07. Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that the Company and Purchaser may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby after reasonable prior notice to and consultation with the other.

SECTION 5.08. Records. On the Closing Date, the Principal Seller shall deliver or cause to be delivered to Purchaser all agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, “Records”), if any, in the possession of the Principal Seller relating to the business and operations of the Company to the extent not then in the possession of the Company, subject to the following exceptions:

(i) the Principal Seller may retain all Records prepared in connection with the sale of the Shares, including bids received from other parties and analyses relating to the Company; and

(ii) any Seller may retain any Tax Returns, and Purchaser shall be provided with copies of such Tax Returns, provided they relate to the Company’s separate Tax Returns or separate Tax liability.

SECTION 5.09. Certain Licenses and Permits. The Principal Seller agrees that all Permits which are held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company shall, to the extent transferable, be duly and validly transferred to the Company without consideration prior to the Closing and that the warranties, representations, covenants and conditions contained in this Agreement shall apply to the same as if held by the Company as of the date of this Agreement.

SECTION 5.10. Lockup. The Principal Seller agrees that:

(a) during the period beginning on the Closing Date and continuing to and including the date two years after the date hereof (the “Lockup Period”), the Principal Seller will not offer, sell, contract to sell, pledge, grant any option to purchase, make a short sale or otherwise dispose of any Purchaser Shares received by the Principal Seller in the Acquisition, whether received as Purchaser Stock Consideration or Escrowed Purchaser Stock Consideration,[REDACTED]; and

(b) After the Lockup Period, the Principal Seller will dispose of all or a portion of such Purchaser Shares only if: (i) there is in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (ii) the Principal Seller shall have furnished to Purchaser an opinion of counsel of the Principal Seller, reasonably satisfactory to Purchaser, that such disposition will not require registration of such shares under the Securities Act.

SECTION 5.11. Agreement Not To Compete. (a) The Principal Seller understands that Purchaser shall be entitled to protect and preserve the going concern value of the business of the Company to the extent permitted by law and that Purchaser would not have entered into this Agreement absent the provisions of this Section 5.11 and, therefore, for a period of three years from the Closing, the Principal Seller shall not, directly or indirectly:

(i) engage in activities or businesses, or establish any new businesses, within North America that are substantially in competition with the Company (“Competitive Activities”), including (A) selling goods or services of the type sold by the Company, except that if any goods or services were not sold by the Company during the period of time prior to the Closing and are not sold by the Company at the time of the Closing (collectively, “Permitted Goods and Services”), the Principal Seller may sell any Permitted Goods and Services, (B) soliciting any customer or prospective customer of the Company to purchase any goods or services sold by the Company, other than Permitted Goods and Services, from anyone other than Purchaser and its affiliates, and (C) assisting any person in any way to do, or attempt to do, anything prohibited by clause (A) or (B) above; and

(ii) (A) solicit, recruit or hire any employee of the Company or person who has worked for the Company or (B) solicit or encourage any employee of the Company to leave the employment of the Company.

(b) Section 5.11(a) shall be deemed not breached as a result of the ownership by the Principal Seller of: (i) less than an aggregate of [REDACTED] of any class of stock of a person engaged, directly or indirectly, in Competitive Activities; provided, however, that such stock is listed on a national securities exchange; (ii) less than [REDACTED] in value of any instrument of indebtedness of a person engaged, directly or indirectly, in Competitive Activities; or (iii) a person that engages, directly or indirectly, in Competitive Activities if such Competitive Activities account for less than [REDACTED] of such person’s consolidated annual revenues.

(c) Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article VII and other remedies at law would be inadequate in the case of any breach of the covenants contained in Section 5.11(a). Purchaser shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

SECTION 5.12. Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of the Principal Seller, executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.

ARTICLE VI

Amendments and Waivers

SECTION 6.01. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or the Principal Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

ARTICLE VII

Indemnification

SECTION 7.01. Tax Indemnification. (a) From and after the Closing, the Principal Seller shall indemnify Purchaser, its affiliates (including the Company) and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Purchaser Indemnitees”) against and hold them harmless from (i) all liability for Taxes of the Company or any affiliated group of which the Company has ever been a member for the Pre-Closing Tax Period, (ii) all liability (as a result of Treasury Regulation § 1.1502-6(a) or otherwise) for Taxes of the Principal Seller or any other corporation which is or has been affiliated with the Principal Seller (other than the Company) [REDACTED], and (iii) all liability for reasonable legal fees and expenses for any item attributable to any item in clause (i) or (ii) above.

(b) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”):

(i) real, personal and intangible property Taxes (“property Taxes”) of the Company for the Pre-Closing Tax Period shall equal the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

(ii) the Taxes of the Company (other than property Taxes), which shall be calculated as provided for in subparagraph (i) above for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

(c) The indemnity obligation under Section 7.01(a) in respect of Taxes for a Straddle Period shall initially be effected by its payment to the Company of the excess of (i) such Taxes for the Pre-Closing Tax Period over (ii) the amount of such Taxes paid by any Seller or any of its affiliates (other than the Company) at any time plus the amount of such Taxes paid by the Company on or prior to the Closing Date. Such excess initially shall be paid to the Company no later than 30 days following the filing of the Tax Return with respect to the final liability for such Taxes is required to be filed or, if later, is actually filed. If the amount of such Taxes paid by any Seller or any of its affiliates (other than the Company) at any time plus the amount of such Taxes paid by the Company on or prior to the Closing Date exceeds the amount payable pursuant to the preceding sentence, the Company shall pay to the Principal Seller the amount of such excess within 30 days after the Tax Return with respect to the final liability for such Taxes is required to be filed. The payments to be made pursuant to this Section 7.01(c) with respect to a Straddle Period shall be appropriately adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to Straddle Period Taxes.

(d) Any indemnity payment to be made under this Section 7.01 (other than an indemnity payment described in Section 7.01(c)) shall be paid within 10 days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five business days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including as estimated Tax payments).

SECTION 7.02. Other Indemnification by the Principal Seller. (a) From and after the Closing, the Principal Seller shall be liable for, and shall indemnify each Purchaser Indemnitee against and hold it harmless from, any loss, liability, claim, damage or expense including reasonable legal fees and expenses (collectively, “Losses”), suffered or incurred by such Purchaser Indemnitee (other than any Loss relating to Taxes, for which indemnification provisions are set forth in Section 7.01) to the extent arising from, relating to or otherwise in respect of:

(i) any breach of any representation or warranty of the Principal Seller which survives the Closing contained in this Agreement or, in any Ancillary Agreement or in any certificate delivered pursuant hereto (it being agreed and acknowledged by the parties that in the event of any such breach, solely for purposes of determining whether the applicable threshold under Section 7.02(b) has been met, the applicable representations and warranties of the Principal Seller contained herein shall not be deemed qualified by any references herein to materiality generally or to whether or not any such breach results or may result in a Company Material Adverse Effect);

(ii) any breach of any covenant of the Principal Seller contained in this Agreement; and

(iii) any fees, expenses or other payments incurred or owed by any Seller to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement.

(b) The Principal Seller shall not be required to indemnify any Purchaser Indemnitee, and shall not have any liability [REDACTED].

(c) Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement, Purchaser acknowledges that its sole and exclusive monetary remedy with respect to any and all claims relating to this Agreement and the Ancillary Agreements, the Acquisition and the other transactions contemplated hereby and thereby, the Company and its assets and liabilities (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each of Purchaser and the Company hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) for damages it may have against the Principal Seller arising under or based upon this Agreement, any Ancillary Agreement, any document or certificate delivered in connection herewith, any Applicable Law (including any relating to environmental matters), or otherwise (except pursuant to the indemnification provisions set forth in this Section 7.02). This Section 7.02(c) shall not limit Purchaser’s rights in any arbitration before the Accounting Firm pursuant to Section 1.04(b). [REDACTED].

(d) [REDACTED].

(e) [REDACTED].

SECTION 7.03. Calculation of Losses. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United States Federal income purposes. The amount of the Loss arising out of any item included as a liability in calculating Closing Working Capital shall be calculated net of the amount so included. The amount of the Loss arising out of any reduction in value of any Current Asset acquired at the Closing shall be calculated net of the reported value of such Current Asset used in calculating Closing Working Capital. [REDACTED].

SECTION 7.04. Satisfaction from Escrowed Funds. (a) The amount of any Loss for which any Purchaser Indemnitee is entitled to receive indemnification from the Principal Seller pursuant to Section 7.01(a), at Purchaser’s option, and Section 7.02(a) shall first be satisfied from any available Escrowed Funds prior to any claim being enforced against any other asset of the Principal Seller. Subject to Section 7.02(c), for the avoidance of doubt, nothing contained in the preceding sentence shall limit the ability of any Purchaser Indemnitee to seek indemnification or enforcement of any legal or equitable claim any of them may have directly against the Principal Seller if the Escrowed Funds are, or are believed to be, insufficient to compensate any of them for any such Loss or if the Escrowed Funds have been released.

(b) Solely for the purpose of calculating distributions by the Escrow Agent pursuant to the Escrow Agreement, and without limiting the second sentence of Section 7.04(a), Purchaser and the Principal Seller agree that any Escrowed Funds distributed by the Escrow Agent to any Purchaser Indemnitee shall be distributed first, in immediately available funds from the Escrowed Cash Consideration and second, in the event the Escrowed Cash Consideration in insufficient to satisfy such Purchaser Indemnitee’s Loss, in shares of Purchaser Common Stock from the Escrowed Stock Consideration. Any distribution of Escrowed Purchaser Common Stock in satisfaction or partial satisfaction of a Loss shall be valued at the average of the closing trading prices of the Purchaser Common Stock (rounded to the nearest 1/1000 of a share) as reported by the NYSE for the 10 trading days ending on the trading day immediately preceding such distribution.

SECTION 7.05. Termination of Indemnification. The obligations to indemnify and hold harmless any party (i) pursuant to Section 7.02(a)(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 7.07, (ii) pursuant to Section 7.02(a)(ii) shall terminate when the applicable covenant terminates pursuant to Section 7.07 and (iii) pursuant to the other clauses of Sections 7.02 shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim pursuant to Section 7.06 to the party to be providing the indemnification.

SECTION 7.06. Procedures. (a) Third Party Claims. In order for a person (the “indemnified party”) to be entitled to any indemnification provided for under Section 7.02 in respect of, arising out of or involving a claim made by any person other than a party hereto against the indemnified party (a “Third Party Claim”), such indemnified party must notify the Principal Seller (the “indemnifying party”) in writing (and in reasonable detail) of the Third Party Claim promptly following receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b) Assumption. If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified party; provided, however, that solely in connection with any settlement, compromise or discharge of any claim to which the Principal Seller’s indemnification obligations under Section 7.02(d) apply, the indemnified party shall agree to any such settlement, compromise or discharge which includes a release of the indemnified party in respect of Indemnification Losses. Notwithstanding the foregoing, except in respect of any Third Party Claim falling within the scope of Section 7.02(d), the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

(c) Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 7.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. Subject to Sections 7.04 and 7.06, the failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 7.02, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within five calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 7.02, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 7.02 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(d) Procedures Relating to Indemnification of Tax Claims. (1) If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to any Purchaser Indemnitee pursuant to Section 7.01(a) or to any Seller Indemnitee under Section 5.05(d)(7), Purchaser or Principal Seller shall promptly notify the other party in writing of such claim (a “Tax Claim”). If notice of a Tax Claim is not given to the other party within a sufficient period of time to allow the other party to effectively contest such Tax Claim, or in reasonable detail to apprise the other party of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, the other party shall not be liable to the indemnified party to the extent that the other party’s position is actually and materially prejudiced as a result thereof.

(2) With respect to any Tax Claim pursuant to Section 7.01(a)(other than a Tax Claim relating solely to Taxes of the Company for a Straddle Period), Principal Seller shall control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in his sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in his sole discretion, either pay the Tax claimed and sue for a refund where Applicable Law permits such refund suits or contest the Tax Claim in any permissible manner. With respect to any Tax Claim pursuant to Section 5.05(d)(7) (except to the extent governed by the next sentence of this Section 7.06(d)(2)), Purchaser shall control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto. Principal Seller and Purchaser shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Company for a Straddle Period and any claim regarding the recognition of gain under Section 1374 of the Code for which both parties may have an indemnification obligation; provided, however, that (A) each of Principal Seller and Purchaser, each with counsel of his or its own choosing, shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim, and (B) neither Principal Seller nor Purchaser shall settle any such Tax Claim without prior written consent of the other party.

(3) Purchaser and the Company shall cooperate with Principal Seller in contesting any Tax Claim for which Principal Seller may be liable under Section 7.01(a), which cooperation shall include, without limitation, the retention and (upon Principal

Seller’s request) the provision to Principal Seller’ of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

In no case shall any Purchaser Indemnitee settle or otherwise compromise any Tax Claim without the Principal Seller’s prior written consent. Neither party shall settle a Tax Claim relating solely to Taxes of the Company for a Straddle Period without the other party’s prior written consent.

SECTION 7.07. Survival of Representations.

(a) The representations, warranties, covenants and agreements contained in this Agreement and in any document delivered in connection herewith shall survive the Closing as follows: (i) each of the representations and warranties in Article III (except for representations and warranties contained in Sections 3.08 and 3.14) shall survive for [REDACTED] following the Closing; (ii) the representations and warranties in Section 3.08 shall survive for [REDACTED] years following the Closing; (iii) the representations and warranties in Section 3.14 shall survive until [REDACTED] days following the expiration of the relevant statute of limitations and (iv) all other provisions of this Agreement (except for the representations and warranties contained in Article IV, which shall not survive the Closing) shall survive indefinitely, except that those provisions which by their terms are to be performed or observed for shorter periods will survive until the expiration of such shorter period.

(b) The rights of each Purchaser Indemnitee under Section 7.02(a)(i) after the Closing shall not be affected by any knowledge at or prior to the execution of this Agreement or at or prior to the Closing of any breach of representation or warranty, whether such knowledge came from any Seller, Purchaser or any other person.

ARTICLE VIII

General Provisions

SECTION 8.01. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of law in connection with a merger or consolidation of such party) without the prior written consent of the other parties hereto. Notwithstanding the foregoing, (a) Purchaser may assign its right to purchase the Shares to an affiliate of Purchaser without the prior written consent of any other party, and (b) Purchaser may assign its rights hereunder by way of security and such secured party may assign such rights by way of exercise of remedies provided, however, that no assignment shall limit or affect the assignor’s obligations hereunder. Any attempted assignment in violation of this Section 8.01 shall be void.

SECTION 8.02. No Third-Party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 8.03. Attorney Fees. In any action to enforce or defend its rights under this Agreement, the party so enforcing shall be entitled, if it prevails in such action, to be indemnified and held harmless by the party against which such enforcement or defense was sought against all reasonable out-of-pocket expenses, including legal fees, incurred by such enforcing party in connection with such action. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

SECTION 8.04. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

(i) if to Purchaser,

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, CT 06851

Attention: Rachel R. Stern, General Counsel

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Faiza J. Saeed; and

(ii) if to the Principal Seller,

Douglas Wheeler

Derivative Solutions Inc.

55 West Monroe Street

Suite 2825

Chicago, IL 60603

with a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention: Michael A. Doherty

SECTION 8.05. Interpretation; Exhibits and Schedules; Certain Definitions. (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of any Schedule shall, unless the context otherwise manifestly requires, be deemed set forth for all purposes of the Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

(b) For all purposes hereof:

“affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Company Material Adverse Effect” means [REDACTED].

“including” means including, without limitation.

“knowledge of the Company” or words to similar effect means [REDACTED].

[REDACTED]

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Purchaser Common Stock” means the common stock, par value $0.01 per share, of Purchaser.

“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such first person.

“Transfer” means, directly or indirectly, any sale, transfer, assignment, hypothecation, pledge or other disposition of any Purchaser Shares or any interests therein.

SECTION 8.06. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.07. Entire Agreement. This Agreement and the Ancillary Agreements, along with the Schedules and Exhibits thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements.

SECTION 8.08. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

SECTION 8.09. Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 8.09. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. This Section 8.09 shall not apply to any dispute under Section 1.04 that is required to be decided by the Accounting Firm.

SECTION 8.10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

SECTION 8.11. Waiver of Jury Trial. Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.11.

[Signature Page Follows]

IN WITNESS WHEREOF, the Principal Seller, the Company and Purchaser have duly executed this Agreement as of the date first written above.

THE PRINCIPAL SELLER:

/s/ Douglas S. Wheeler Douglas S. Wheeler

PURCHASER:

FactSet Research Systems Inc.,

by	/s/ Philip A. Hadley
Name: Philip A. Hadley
Title: Chief Executive Officer

THE COMPANY:

Derivative Solutions Inc.,

by	/s/ Douglas S. Wheeler
Name: Douglas S. Wheeler
Title: Chief Executive Officer

Annex I

Shareholder	Shares
Douglas Wheeler	5,000,000

Greg Milin	300,000

Eugene Chumak	50,000

James Murnane	125,000

Doug Carey	75,000

Bill McCoy	75,000

Li Song	425,000

Exhibit A

Escrow Agreement

THIS ESCROW AGREEMENT dated as of August 1, 2005 (this “Agreement”), is made and entered into by and among FactSet Research Systems Inc., a Delaware corporation (the “Purchaser”), Douglas Wheeler (the “Principal Seller”), and JPMorgan Chase, N.A., a national banking association (the “Escrow Agent”).

Principal Seller, Derivative Solutions Inc., an Illinois corporation (the “Company”) and Purchaser have entered into a Stock Purchase Agreement of even date herewith (the “Stock Purchase Agreement”) and certain other stockholders (the “Sellers”) and Purchaser have entered into a Minority Purchase Agreement of even date herewith (the “Minority Purchase Agreement”), pursuant to which Purchaser has agreed to purchase and Principal Seller and Sellers have agreed to sell all the issued and outstanding capital stock of the Company. In accordance with Section 1.01(b) of the Stock Purchase Agreement, upon closing Purchaser has agreed to deposit with the Escrow Agent [REDACTED] in immediately available funds (the “Escrowed Cash”) and shares of common stock, par value $0.01 per share, of Purchaser (the “Purchaser Common Stock” and hereafter the “Escrowed Shares” and, together with the Escrowed Cash, the “Escrowed Funds”), otherwise payable to the Principal Seller to be held and disposed of as herein provided.

Capitalized terms used but not otherwise defined herein shall have the respective meanings given them in the Stock Purchase Agreement. Notwithstanding the foregoing, it is expressly understood and agreed by the parties hereto that all references herein to the Stock Purchase Agreement are for the convenience of the parties hereto other than the Escrow Agent and the Escrow Agent shall have no obligation or duties with respect thereto.

The parties, intending to be legally bound, hereby agree as follows:

Deposit of Escrowed Funds. (a) Promptly upon Closing, Purchaser shall deliver to the Escrow Agent, and the Escrow Agent shall acknowledge receipt of, the Escrowed Funds.

Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrowed Funds pursuant to the terms and conditions hereof.

Investment of Escrowed Funds. The Escrowed Cash shall be deposited and maintained in Account # 10223769, a JPMorgan Chase Money Market Account (the “Cash Account”), until disbursement of all the Escrowed Funds. The Escrowed Shares shall be held in Account # 10223769 along with appropriate stock powers properly completed and any dividends paid on the Escrowed Shares shall be deposited and maintained in the Cash Account. Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrowed Cash consisting of investments to provide for payments required to be made under this Agreement. Escrow Agent shall distribute to the Principal Seller, promptly following the last day of each calendar year or, if sooner, the last day on which any funds are to be distributed from the Cash Account, an amount equal to the sum of (i) the interest earned on the Cash Account and (ii) dividends paid on the Escrowed Shares and deposited in the Cash Account (such sum, the “Escrow Earnings”), minus any portion of the Escrow Earnings that have been previously distributed to the Principal Seller. The parties hereto acknowledge and agree that no portion of the Escrow Earnings shall at any time be distributed to the Purchaser.

Disposition of Escrowed Funds. (a) If an amount is payable to Purchaser pursuant to Section 1.04(c) of the Stock Purchase Agreement, Purchaser and the Principal Seller shall jointly give notice to Escrow Agent stating that the Adjusted Cash Consideration has been determined in accordance with Section 1.04 of the Stock Purchase Agreement and specifying the amount payable in cash to Purchaser. Immediately following the receipt of such notice, Escrow Agent shall pay to Purchaser the cash amount so specified from the Escrowed Cash, up to a maximum amount of [REDACTED].

From time to time on or before the [REDACTED] anniversary of the Closing Date (it being understood and agreed that, in accordance with Section 6 hereof and Section 7.05 of the Stock Purchase Agreement, further clarifications may be made after such [REDACTED] anniversary with respect to matters as to which notice of a Claim or prospective Claim has been made on or before such date), Purchaser may give notice (a “Notice”) to Principal Seller and Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim (a “Claim”) that any Purchaser Indemnitee may have under Section 7.01(a) or Section 7.02 of the Stock Purchase Agreement. Each Purchaser Indemnitee may make more than one Claim with respect to any underlying state of facts.

Following receipt of a Notice in accordance with Section 2(b), Principal Seller shall have 20 Business Days from the date the Escrow Agent receives the Notice to make such investigation of the Claim as Principal Seller deems necessary or desirable. For purposes of such investigation Purchaser shall, upon request, promptly make available to Principal Seller all the material information then in its possession relied upon by Purchaser to substantiate the Claim. If Principal Seller gives notice to Purchaser and Escrow Agent disputing any Claim (a “Counter Notice”) within 20 Business Days following receipt by Escrow Agent of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 3(f). If no Counter Notice is received by Escrow Agent within such 20 Business Day period, then the dollar amount of damages claimed by Purchaser Indemnitee as set forth in the Notice given by Purchaser shall be deemed established for purposes of this Agreement and the Stock Purchase Agreement and, at the end of such 20 Business Day period, Escrow Agent shall pay to Purchaser on the next Business Day the dollar amount claimed in the Notice from (and only to the extent of) the Escrowed Funds in the manner provided in subsection (d) below. Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Stock Purchase Agreement.

2

Any Escrowed Funds paid to Purchaser by Escrow Agent pursuant to Section 3(c) shall be paid first, from the Escrowed Cash, and, in the event insufficient Escrowed Cash is available to satisfy such Claim, in Escrowed Stock valued at the average of the closing trading prices of the Purchaser Common Stock (rounding to the nearest 1/1000 of a share), as such price is reported by the NYSE, for the 10 trading days ending on the trading day immediately preceding such payment to Purchaser.

No Notice or Counter Notice shall be valid for the purposes hereof unless Purchaser, in the case of a Notice, and Principal Seller, in the case of a Counter Notice, in respect of any Claim undertakes in such Notice or Counter Notice, as the case may be, to pay all legal fees and out-of-pocket expenses incurred by the other party with respect to such Claim (and the enforcement of such other party’s rights under the Stock Purchase Agreement and this Agreement), together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the date the Claim is made to the date of payment, in the event a court of competent jurisdiction makes an order in accordance with Section 3(f)(ii) in favor of such other party. Unless Purchaser otherwise consents, such fees, expenses and interest (in the case of Principal Seller) may not be paid out of the Escrowed Funds.

If a Counter Notice is given with respect to a claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Purchaser and Principal Seller or (ii) an award, order or judgment of a court of competent jurisdiction. Escrow Agent shall act on such court order without further question.

In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopier or otherwise, Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on the call-back schedule attached hereto (the “Call-Back Schedule”), and Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent. If the Escrow Agent is unable to contact of any of the authorized representatives identified in the Call-Back Schedule, the Escrow Agent is hereby authorized to seek confirmation of such instructions by a telephone call-back to any one or more of the executive officers of the parties hereto, (“Executive Officers”), which shall include the titles of Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, General Counsel and Senior Vice President, as the Escrow Agent may select. Such Executive Officer shall deliver to the Escrow Agent a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purported to be such officer. Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Purchaser to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. Escrow Agent may apply any of the Escrowed Cash for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Agreement acknowledge that these security procedures are commercially reasonable.

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Duties of Escrow Agent. (a) Escrow Agent shall not be required to invest any funds held hereunder except as directed pursuant to Section 2 of this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement. Escrow Agent’s duties are ministerial in nature.

Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct, and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrowed Funds, or any loss of interest incident to any such delays.

Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Account. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to the parties. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow

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Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held under the terms of this Escrow Agreement until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction. Anything in this agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood for such loss or damage and regardless of the form of action.

The parties shall indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees (the “indemnitees”) from all loss, liability or expense (including the fees and expenses of in house or outside counsel) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Escrow Agreement, except in the case of any indemnitee to the extent that such loss, liability or expense is due to the gross negligence or willful misconduct of such indemnitee, or (ii) its following any instructions or other directions from the parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement.

Escrow Agent does not have any interest in the Escrowed Funds deposited hereunder but is serving as escrow agent only and having only possession thereof. However, the parties hereby grant the Escrow Agent a lien, a right of set off and security interest to the account for the payment of any claim for compensation, expenses and amounts due hereunder. Any payments of income from this Agreement shall be subject to withholding regulations then in force with respect to United States taxes. Purchaser and Principal Seller hereto shall provide Escrow Agent with appropriate W-9 forms for tax identification, number certification, or nonresident alien certifications. The Escrow Earnings shall be reported, for federal income tax purposes, as taxable income of the Principal Seller.

Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other documents or instrument held by or delivered to it.

Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrowed Funds to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent shall take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day that is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrowed Funds until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final and nonappealable order of a court of competent jurisdiction.

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In the event of any disagreement between Purchaser and Principal Seller resulting in adverse claims or demands being made in connection with the Escrowed Funds, or in the event that Escrow Agent in good faith is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrowed Funds until Escrow Agent shall have received (i) a final nonappealable order of a court of competent jurisdiction directing delivery of the Escrowed Funds or (ii) a written agreement executed by Purchaser and Principal Seller directing delivery of the Escrowed Funds, in which event Escrow Agent shall disburse the Escrowed Funds in accordance with such order or agreement. Escrow Agent shall act on any court order without further question.

Purchaser and Principal Seller shall pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder in the amount of $5,000 per annum without pro-ration for partial years, First year’s fees are payable upon execution of the Agreement. Purchaser and Principal Seller agree to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Any such compensation and reimbursement to which Escrow Agent is entitled shall be borne 50% by Purchaser, 50% by Principal Seller (Principal Seller’s portion of the fee shall be paid from the Escrowed Cash). All fees shall be paid in the United States currency and payable in the United States at the office of the Escrow Agent.

Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, return receipt requested, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5):

if to Purchaser,

FactSet Research Systems Inc.

601 Merritt 7 Norwalk,

Connecticut 06851

Attention: Rachel R. Stern, General Counsel

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with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019 Attention: Faiza J. Saeed

if to Principal Seller,

Douglas Wheeler

Derivative Solutions Inc.

55 West Monroe Street

Suite 2825

Chicago, IL 60603

with a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention: Michael Doherty

if to Escrow Agent, to:

JPMorgan Chase Bank

4 New York Plaza

21st Floor

New York, NY 10004

Fax: (212) 623-6168

Attention: Simone Lyken

Termination. On the [REDACTED] anniversary of the Closing Date, Escrow Agent shall pay and distribute to Principal Seller all remaining Escrowed Funds, unless (i) any Claims are then pending, in which case an amount equal to the aggregate dollar amount of such Claims (as shown in the Notices of such Claims) shall be retained by Escrow Agent as Escrowed Funds or (ii) Purchaser has given timely notice to Principal Seller and Escrow Agent in compliance with the terms set forth in the Stock Purchase Agreement (including Article VII thereof) of a claim for indemnification under Section 7.01(a) or Section 7.02 of the Stock Purchase Agreement or under Section 3(b) of this Agreement with respect to which it is unable to specify the amount of Losses, in which case (x) Purchaser shall deliver to the Escrow Agent and the Principal Seller a good faith estimate, reasonably determined by Purchaser in consultation with Principal Seller of an amount sufficient to satisfy the indemnification obligations of the Principal Seller with respect to such Loss (the “Extended Escrowed Funds”) and (y) the Escrow Agent shall retain such amount. In the case of clause o(i) or (ii), above, the Escrow Agent shall retain such Escrowed funds or Extended Escrow Funds, as applicable, until it receives joint

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written instructions of Purchaser and Principal Seller or a certificate signed by Purchaser and accompanied by an award, order or judgment of a court of competent jurisdiction as contemplated by Section 3(f). In the event that Purchaser and Principal Seller disagree on the amount of the Extended Escrowed Funds, Purchaser’s decision shall prevail in the absence of manifest unreasonableness. This Escrow Agreement shall automatically terminate upon the complete distribution of the Escrowed Funds in accordance with the terms hereof. Notwithstanding the above, Section 4 of this Escrow Agreement shall survive any termination pursuant to Section 6.

Miscellaneous. (a) Neither party may assign any of its rights under this Agreement without the prior consent of the other parties (such consent not to be unreasonably withheld, delayed or conditioned), except that Purchaser may assign any of its rights under this Agreement to any Subsidiary or affiliate of Purchaser without the prior written consent of any other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and successors and assigns.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

Each party irrevocably and unconditionally submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party to this Agreement hereby waives formal service of process and agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 7(d). Each party to this Agreement irrevocably and unconditionally waives, pursuant to the provisions of Section 5-1402 of the New York General Obligations Law, any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

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This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction. Each party to this Agreement further agrees that the laws of the State of New York bear a reasonable relationship to this Agreement and irrevocably and unconditionally waives, pursuant to Section 5-1401 of the New York General Obligations Law, any objection to the application of the laws of the State of New York to any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby and further irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding should not be governed by the laws of the State of New York. This Agreement has been negotiated, executed and delivered in the State of New York.

EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY RELATING TO ANY DISPUTE ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7(f).

Any corporation into which Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of Escrow Agent in its individual capacity may be transferred, shall be Escrow Agent under this Agreement without requirement for further action.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT: To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, the Escrow Agent will ask for information that will allow it to identify relevant parties.

In the event that Escrow Agent is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or other cause reasonably beyond its control, Escrow Agent shall not be liable for damages to the other parties for any damages resulting from such failure to perform otherwise from such causes. Performance under this Agreement shall resume when Escrow Agent is able substantially to perform.

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In the event that any Escrowed Funds shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by any order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrowed Funds deposited under this Agreement, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

[Signature page follows]

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In witness whereof, the parties hereto have duly executed this Agreement as of the date first written above.

FACTSET RESEARCH SYSTEMS INC.,

by
Name:
Title:

DOUGLAS WHEELER

JPMORGAN CHASE, N.A.,

by

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Call-Back Schedule

Telephone Number(s) for Call-backs and

Person(s) Designated to Confirm Funds Transfer Instructions

If to Purchaser: Wire Instructions:

Name	Telephone Number
1. Rachel Stern	203-810-1813

2. Peter G. Walsh	203-810-1578

3. Mark Dell’Isola	203-810-1516

If to Principal Seller: Wire Instructions:

Name	Telephone Number
1. Douglas Wheeler	312-739-9393

2.	___________________________

3.	___________________________

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Exhibit B

Balance Sheet Principles

[REDACTED]

Exhibit C

Employee Retention Plan

Reference is made to the Stock Purchase Agreement among FactSet Research Systems Inc. (“Purchaser”), Derivative Solutions Inc. (the “Company”) and Douglas S. Wheeler (the “Principal Seller”) dated as of August 1, 2005 (the “Agreement”). Terms used but not defined in this Plan shall have the meanings assigned to them in the Agreement.

This Retention Plan shall have effect only after the Closing. [REDACTED].